Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-109061 of AGL Resources Inc. of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts), appearing in the Annual Report on Form 10-K of AGL Resources Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 3, 2004